SCHEDULE I

CERTIFICATE OF AUTHORIZED PERSONS FOR FUND EXPENSE PAYMENTS

(The Fund – Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting Treasurer of each fund listed on Exhibit A (the “Fund”), and further certifies that the following officers or employees of the Fund have been duly authorized in conformity with the Fund’s Articles of Incorporation/Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York (“Custodian”) pursuant to the Custody Agreement between the Fund and Custodian dated April 26, 2001, and that the signatures appearing opposite their names are true and correct:

Alfred Cherry	Senior Vice President and Research Director, Reich & Tang Asset Management, LLC ("RTAM)	/s/ Alfred Cherry
Name	Title	Signature

Seth Frimere	Vice President, Trading , RTAM	/s/ Seth Frimere
Name	Title	Signature

John Gordon	Junior Trader, RTAM	/s/ John Gordon
Name	Title	Signature

Loha Raphael	Junior Credit Analyst, Credit & Research, RTAM	/s/ Loha Raphael
Name	Title	Signature

Robert Rickard	Senior Vice President, Trading, RTAM	/s/ Robert Rickard
Name	Title	Signature

Brian Sison	Vice President, Credit & Research, RTAM	/s/ Brian Sison
Name	Title	Signature

Brian Vermeulen	Trader, RTAM	/s/ Brian Vermeulen
Name	Title	Signature

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

By:            /s/ Joseph Jerkovich
Joseph Jerkovich
Treasurer and Assistant Secretary
Date: October 1, 2010